Exhibit 99.1

CORPORATE INVESTOR RELATIONS
5333 - 15TH AVENUE SOUTH, SUITE 1500
CONTACT:	Joseph C. Hete – President & CEO	SEATTLE, WA 98108
	145 Hunter Drive	206.762.0993
	Wilmington, OH 45177	www.stockvalues.com
	937.382.5591	NEWS RELEASE

ABX AIR FILLS TWO BOARD VACANCIES, ADDING FINANCIAL EXPERT AND

TRANSPORTATION INDUSTRY EXECUTIVE

WILMINGTON, OH – January 12, 2004 – ABX Air (OTC/BB: ABXA) announced today John D. Geary and Jeffrey J. Vorholt have been elected to fill two vacancies on the company’s Board of Directors.

John Geary has over 50 years of transportation industry experience, including 14 years as President and Chief Executive Officer of Midland Enterprises, Inc. Midland Enterprises specialized in inland marine transportation through its subsidiaries, including Ohio River Company, and Orgulf, Red Circle and Chotin Transport Companies. He most recently completed 20 years of service on the Board of Directors of Fifth Third Bank, headquartered in Cincinnati, Ohio.

Jeffrey Vorholt is a Director and Audit Committee Chairman for Softbrands, Inc., a global provider of enterprise-wide application software that streamlines the customer’s ability to manage and execute mission-critical functions such as accounting, purchasing, manufacturing, and sales and marketing. From 1994 through 2001, Vorholt was the Chief Financial Officer of Structural Dynamics Research Corporation. Previously, he served as the Senior Vice President of Accounting and Information Systems for Cincinnati Bell Telephone Company and the Senior Vice President, Chief Financial Officer and Director for Cincinnati Bell Information Systems, which is now Convergys. He is currently a Visiting Instructor of Accountancy at Miami University in Oxford, Ohio, and an Adjunct Professor of Accounting at Xavier University in Cincinnati.

“Jack and Jeff are welcome additions to our Board, as they bring a wealth of knowledge and experience to ABX Air,” stated Richard M. Rosenberg, Chairman. “Both new Directors have diverse and relevant experience and strengthen our Board as we continue to grow as an independent company.” ABX Air now has five Directors.

ABX Air is a cargo airline with a fleet of 115 aircraft that operates out of Wilmington, Ohio, and eleven hubs throughout the United States. In addition to providing airlift capacity and sort center staffing to Airborne, an indirect wholly owned subsidiary of DHL Worldwide Express, ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,400 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

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Transmitted on Business Wire at 5:00 a.m. PST on January 12, 2004.